EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS


     We consent to the incorporation by reference in Newell Rubbermaid Inc.'s Form 8-K dated March 24, 1999 and in Newell Co.'s previously filed Form S-8 Registration Statements File Nos. 33-24447, 33-25196, 33-40641, 33-44957, 33-62047, 33-67632, 333-38621, 333-71747 and
     333-74925, and Form S-3 Registration Statements File Nos. 33-46208, 33-64225, 333-47261, 333-53039, 333-71747, 333-74927 and 333-74929, of
     our report dated January 30, 1998, with respect to the consolidated balance sheets of Rubbermaid Incorporated and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of earnings, cash flows and shareholders' equity for each of the years in the three-year period ended December 31, 1997, which report is included in Newell Co.'s Form 8-K/A dated November 20, 1998.

     /s/ KPMG LLP

     Cleveland, Ohio
     March 24, 1999